Exhibit 99.1

Contact: Monique Greer 720-540-5268 mgreer@allos.com

Allos Therapeutics Reports Third Quarter 2009 Financial Results

— Conference Call Scheduled for Today at 4:30 p.m. ET —

WESTMINSTER, Colo., November 3, 2009 — Allos Therapeutics, Inc. (Nasdaq: ALTH) today reported results for the third quarter of 2009. For the three months ended September 30, 2009, the Company reported a net loss of $18.7 million, or ($0.21) per share. This compares to a net loss of $13.2 million, or ($0.16) per share, for the third quarter of 2008. For the nine months ended September 30, 2009, the Company reported a net loss of $50.6 million, or ($0.58) per share, compared to a net loss of $37.0 million, or ($0.50) per share, for the same period last year. Net cash used in operating activities, together with the $5.8 million milestone payment under our license agreement for FOLOTYNTM (pralatrexate injection), was $47.8 million for the nine months ended September 30, 2009. Cash, cash equivalents and investments in marketable securities as of September 30, 2009 were $84.1 million. In October 2009, the Company received net proceeds of approximately $93.0 million from a public offering of 14 million shares of the Company’s common stock.

“During the quarter, we achieved a significant milestone by obtaining accelerated approval for FOLOTYN for use as a single agent for the treatment of patients with relapsed or refractory peripheral T-cell lymphoma,” said Paul L. Berns, president and chief executive officer of Allos Therapeutics. “Importantly, this represents our first U.S. indication and marks our emergence as a commercial oncology company.  With a prioritized product development and commercialization plan for FOLOTYN and a solid financial position, we believe we have established a strong foundation for continued progress.”

Recent Highlights

•                  Announced the U.S. Food and Drug Administration (FDA) granted accelerated approval for FOLOTYN for use as a single agent for the treatment of patients with relapsed or refractory peripheral T-cell lymphoma (PTCL) on September 24, 2009. This indication is based on overall response rate. Clinical benefit such as improvement in progression free survival or overall survival has not been demonstrated. FOLOTYN is the first and only drug approved by the FDA for this indication and represents a new treatment option for patients with relapsed or refractory PTCL.

•                  Announced FOLOTYN availability for commercial sale in the U.S. on October 5, 2009. The Company intends to market and sell FOLOTYN in the U.S. through its commercial organization, which includes 25 sales specialists that the Company plans to increase to approximately 50 specialists in advance of the planned commercial launch of FOLOTYN in January 2010.

•                  Established a patient assistance program named ASAP (Allos Support for Assisting Patients) to provide reimbursement resources for the uninsured, underinsured and insured and reimbursement support for health care professionals.

•                  Received notification from the National Comprehensive Cancer Network (NCCN) that it has updated the NCCN Clinical Practice Guidelines in Oncology™ for Non-Hodgkin’s Lymphomas to include FOLOTYN as a suggested treatment regimen for patients with second-line PTCL.

•                  Completed patient enrollment in the Company’s investigational Phase 2b, randomized, international, multi-center clinical trial comparing pralatrexate and erlotinib (Tarceva®) in patients with Stage IIIB/IV non-small cell lung cancer (NSCLC) who are, or have been, cigarette smokers who have failed treatment with at least one prior platinum-based chemotherapy regimen. The objective of this Phase 2b trial is to assess the treatment effect of pralatrexate in certain pre-specified subsets of patients with advanced NSCLC where the Company believes the agent has the potential to provide clinical benefit. Patient enrollment was initiated in January 2008 and was completed in July 2009, having enrolled 201 patients. The Company currently expects to report top line results from this trial in the first half of 2010.

•                  Initiated patient enrollment in an investigational Phase 2 study of FOLOTYN in patients with aggressive relapsed or refractory B-cell non-Hodgkin’s lymphoma. This single-arm, open-label, multi-center study will seek to enroll approximately 27 evaluable patients in up to 10 investigative sites worldwide. The primary endpoint of the study is objective response rate (complete and partial response) per International Workshop Criteria. Secondary endpoints include duration of response, progression free survival, overall survival, and the safety and tolerability of FOLOTYN.

•                  Strengthened the Company’s balance sheet with an underwritten public offering of 14 million shares of newly issued common stock in October, resulting in net proceeds of approximately $93.0 million after underwriting discounts, commissions and other estimated offering expenses.

2009 Financial Guidance

The Company reaffirms prior financial guidance that net cash use in operating activities, together with the $5.8 million milestone payment under the Company’s license agreement for FOLOTYN as discussed below, is expected to approximate $65 million to $70 million for the year ending December 31, 2009. The Company’s financial guidance for 2009 includes the phase-in of key investments associated with its commercial, medical affairs and manufacturing operations in preparation for its planned commercial launch of FOLOTYN in January 2010, and the $1.5 million and $5.8 million milestone payments under the Company’s license agreement for FOLOTYN paid upon FDA acceptance and approval of the Company’s New Drug Application, respectively, during the nine months ended September 30, 2009. The $5.8 million milestone payment was recorded as an intangible asset and in net cash used in investing activities as of and for the nine months ended September 30, 2009, respectively.

Financial projections entail a high level of uncertainty due to, among other factors, the variability involved in predicting clinical trial initiation timelines, enrollment rates and results, and the cost of commercial activities.

Conference Call Information

The Company will host a conference call to review its third quarter results on Tuesday, November 3, 2009 at 4:30 p.m. ET.  Participants can access the call at 1-877-941-8610 (U.S. and Canada) or

+480-629-9819 (international). To access the live audio webcast or the subsequent archived recording, visit the “Investors - Presentations and Events” section of the Company’s website at www.allos.com. Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call. Callers can access the replay by dialing 800-406-7325 (domestic) or 303-590-3030 (international). The passcode is 4169927#. The webcast will be recorded and available for replay on the Company’s website until November 13, 2009.

About Allos Therapeutics

Allos Therapeutics, Inc. (Nasdaq: ALTH) is a biopharmaceutical company committed to the development and commercialization of innovative anti-cancer therapeutics. Allos is currently focused on the development and commercialization of FOLOTYNTM (pralatrexate injection), a folate analogue metabolic inhibitor. FOLOTYN is the first and only drug approved in the U.S. for the treatment of patients with relapsed or refractory peripheral T-cell lymphoma. Allos is also developing FOLOTYN in other potential indications. Allos retains exclusive worldwide rights to FOLOTYN for all indications. Allos is headquartered in Westminster, CO. For additional information, please visit www.allos.com.

Important Safety Information

Warnings and Precautions:

FOLOTYN may suppress bone marrow function, manifested by thrombocytopenia, neutropenia, and anemia. Monitor blood counts and omit or modify dose for hematologic toxicities.

Mucositis may occur. If > Grade 2 mucositis is observed, omit or modify dose.

Patients should be instructed to take folic acid (1.0 -1.25 mg orally on a daily basis) and receive vitamin B12 (1 mg intramuscularly every 8-10 weeks) to potentially reduce treatment-related hematological toxicity and mucositis.

FOLOTYN can cause fetal harm. Women should avoid becoming pregnant while being treated with FOLOTYN, and pregnant women should be informed of the potential harm to the fetus.

Use caution and monitor patients when administering FOLOTYN to patients with moderate to severe renal function impairment.

Elevated liver function test abnormalities may occur and require monitoring. If liver function test abnormalities are > Grade 3, omit or modify dose.

Adverse Reactions:

The most common adverse reactions observed in PROPEL were mucositis (70%), thrombocytopenia (41%), nausea (40%), and fatigue (36%). The most common serious adverse events (>3%), regardless of causality, were pyrexia, mucositis, sepsis, febrile neutropenia, dehydration, dyspnea and thrombocytopenia. Forty-four percent of patients experienced a serious adverse event while on study or within 30 days after their last dose of FOLOTYN. Twenty-three percent of patients discontinued treatment due to adverse reactions.

Drug Interactions:

Co-administration of drugs subject to renal clearance (e.g., probenecid, NSAIDs, and trimethoprim/sulfamethaxazole) may result in delayed renal clearance.

Use in Specific Patient Population:

Nursing mothers should be advised to discontinue nursing or the drug, taking into consideration the importance of the drug to the mother.

For additional important safety information, please see the full prescribing information for FOLOTYN at www.allos.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the Company’s anticipated timeline and size of its sales force for its planned commercial launch of FOLOTYN; the Company’s projected timeline for announcing top line results from the Company’s Phase 2b clinical trial of FOLOTYN in patients with advanced non-small cell lung cancer; the Company’s projected net cash use in operating activities for fiscal 2009; and other statements that are other than statements of historical facts. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. Important factors that may cause actual results to differ materially include, but are not limited to, the risks and uncertainties associated with developing adequate sales, marketing and distribution capabilities; the acceptance of FOLOTYN in the marketplace; the status of reimbursement from third party payers; the Company’s dependence on third party manufacturers; the Company’s compliance with applicable regulatory requirements, including the healthcare fraud and abuse laws and the Company’s post-marketing requirements; and the Company’s access to capital to support its future operations, including product development and commercialization plans for FOLOTYN. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, and in the Company’s other periodic reports and filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

Note: The Allos logo and FOLOTYN name are trademarks of Allos Therapeutics, Inc.

Tarceva is a registered trademark of OSI Pharmaceuticals, Inc.

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(Tables follow)

ALLOS THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share information)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Operating expenses:
Research and development	$6,026	$6,361	$18,901	$17,739
Clinical manufacturing	1,512	1,728	5,774	4,799
Marketing, general and administrative	11,327	5,326	26,326	15,776
Amortization of intangible asset	7	—	7	—
Total operating expenses	18,872	13,415	51,008	38,314
Loss from operations	(18,872)	(13,415)	(51,008)	(38,314)
Interest and other income, net	125	254	304	1,323
Loss before income taxes	(18,747)	(13,161)	(50,704)	(36,991)
Income tax benefit	77	—	77	—
Net loss	$(18,670)	$(13,161)	$(50,627)	$(36,991)
Net loss per share: basic and diluted	(0.21)	(0.16)	(0.58)	(0.50)
Weighted average shares: basic and diluted	89,543,949	80,752,024	86,581,372	73,554,904

ALLOS THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30,	December 31,
	2009	2008
ASSETS
Cash, cash equivalents and investments in marketable securities	$84,115	$83,966
Intangible asset, net	5,793	—
Other assets	4,451	4,067
Property and equipment, net	1,990	1,307
Total assets	$96,349	$89,340
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$10,944	9,875
Stockholders’ equity	85,405	79,465
Total liabilities and stockholders’ equity	$96,349	$89,340